UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2004

RELIANT ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-16455	76-0655566
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Main Street Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 497-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Form 8-K, “Reliant Energy” refers to Reliant Energy, Inc., and “we,” “us” and “our” refer to Reliant Energy, Inc. and its subsidiaries, unless we specify or the context indicates otherwise.

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

Sale of Hydropower Plants.

On September 28, 2004, we completed the previously announced sale of our equity interests in subsidiaries of Orion Power Holdings, Inc. owning 71 operating hydropower plants and a fossil-fueled, combined-cycle generation plant with a total aggregate net generating capacity of 770 megawatts located in upstate New York for $874 million in cash. These operations are collectively referred to as the “Hydropower Plants.” Orion Power Holdings, Inc. is a wholly-owned subsidiary of Reliant Energy.

The purchaser of the Hydropower Plants is an indirect subsidiary of Brascan Corporation. Other than the sale transaction, there exists no material relationship between Brascan Corporation and us, our affiliates or any of our directors and officers.

For additional information regarding the sale transaction, see (a) the pro forma financial information set forth in Item 9.01(b) of this Form 8-K, (b) Exhibit 99.1 to this Form 8-K, (c) note 16 to our consolidated interim financial statements included in our Quarterly Report on Form 10-Q for the period ended June 30, 2004 and (d) Exhibit 99.2 to our Current Report on Form 8-K dated May 18, 2004.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

Reliant Energy, Inc. and Subsidiaries – Unaudited Pro Forma Condensed Consolidated Financial Statements for Sale of Hydropower Plants.

Note on Hydropower Plants: We have accounted for the Hydropower Plants as discontinued operations since May 2004. Therefore, the Hydropower Plants have been reported as discontinued operations in (a) our consolidated balance sheets (unaudited) as of June 30, 2004 and December 31, 2003 and (b) our interim consolidated statements of operations (unaudited) for the three and six months ended June 30, 2004 and 2003, all of which are included in our Quarterly Report on Form 10-Q for the period ended June 30, 2004. In the accompanying unaudited pro forma condensed consolidated statements of operations for 2003 and 2002, the results of operations of the Hydropower Plants are included in the column labeled “Pro Forma Adjustments for Hydropower Plants.” Since we did not own the Hydropower Plants in 2001, no pro forma financial information is presented for such period.

(c) Exhibits.

Exhibit 99.1	Press Release of Reliant Energy, Inc. dated September 28, 2004

Reliant Energy, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated

Financial Statements for Sale of

Hydropower Plants

Sale of Hydropower Plants.

On September 28, 2004, we sold our equity interests in subsidiaries of Orion Power Holdings, Inc. (Orion Power Holdings) owning 71 operating hydropower plants and a fossil-fueled, combined-cycle generation plant with a total aggregate net generating capacity of 770 megawatts located in upstate New York. These operations are collectively referred to as the “Hydropower Plants.” The Hydropower Plants were a part of our wholesale energy segment. The purchaser is an indirect subsidiary of Brascan Corporation, a Canadian asset management company. The purchase price, subject to closing adjustments for changes in certain intercompany accounts, interest and state taxes, was $900 million in cash. The adjusted purchase price paid to us at closing was $874 million. After transaction costs, estimated purchase price adjustments, estimated state taxes, accrued interest and interest rate swap termination, our estimated net proceeds were $808 million.

Under the terms of certain credit agreements, we were required to apply all net cash proceeds from the sale to pay off indebtedness (including swap obligations) (a) first, under the Orion Power New York, L.P. (Orion New York) credit facility, and (b) then under the Orion Power MidWest, L.P. (Orion MidWest) credit facility. The Orion New York credit facility, including swap obligations, were repaid in their entirety and terminated. As of September 29, 2004, there remains approximately $360 million outstanding under the Orion MidWest credit facility. Notwithstanding the repayment of the Orion New York credit facility, Orion New York and its assets will continue to be subject to Orion MidWest’s credit facility’s covenants and security interests, which continue in effect (for the benefit of the Orion MidWest credit facility lenders) until the Orion MidWest credit facility is extinguished. In addition, the lender consents obtained in connection with the Hydropower Plants sale prohibit Orion Power Capital, LLC from making distributions to Orion Power Holdings until the extinguishment of the Orion MidWest credit facility occurs. For additional information, see note 9(a) to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003.

We recorded an after-tax gain on the closing of the sale of approximately $106 million, which includes the effects of the allocated goodwill of $42 million associated with our wholesale energy reporting unit. This estimated gain is subject to changes due to the final determination of purchase price adjustments and state taxes to be paid. In addition, this transaction results in a tax benefit to be realized in discontinued operations of approximately $100 million due to the utilization of previously reserved capital losses from the sale of our European energy operations. For additional information regarding the allocation of goodwill to the assets sold, see note 5 to our interim financial statements included in our Quarterly Report on Form 10-Q for the period ended June 30, 2004.

The following pro forma condensed consolidated financial statements are presented as if the sale of the Hydropower Plants had occurred on January 1, 2002. There is no pro forma financial information presented for 2001 as we acquired the Hydropower Plants in connection with our acquisition of Orion Power Holdings in February 2002. The pro forma financial information is based on our previously reported historical financial statements.

The unaudited pro forma condensed consolidated financial statements do not purport to present our actual results of operations as if the transactions described above had occurred on January 1, 2002, nor are they necessarily indicative of our results of operations that may be achieved in the future.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with our (a) interim financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as included in our Quarterly Report on Form 10-Q for the period ended June 30, 2004 and (b) consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as included in our Annual Report on Form 10-K for the year ended December 31, 2003.

Reliant Energy, Inc. and Subsidiaries

Unaudited Pro Forma Condensed

Consolidated Statement of Operations

For the Year Ended December 31, 2003

(Thousands of Dollars, except per share amounts)

	Historical (a)	Pro Forma Adjustments for Hydropower Plants		Pro Forma
Revenues	$10,754,976	$(117,876	)(b)	$10,637,100
Trading margins	(49,004)	—		(49,004)

Total	10,705,972	(117,876)		10,588,096

Fuel and cost of gas sold	1,327,027	(41	)(b)	1,326,986
Purchased power	6,823,871	(938	)(b)	6,822,933
Accrual for Payment to CenterPoint Energy, Inc.	46,700	—		46,700
Operation and maintenance	983,125	(61,844	)(b)	921,281
Selling and marketing	97,773	—		97,773
Bad debt expense	63,146	(102	)(b)	63,044
Other general and administrative	273,301	—		273,301
Wholesale energy goodwill impairment	985,000	—		985,000
Depreciation	359,621	(10,343	)(b)	349,278
Amortization	58,942	(1,513	)(b)	57,429

Total	11,018,506	(74,781)		10,943,725

Operating loss	(312,534)	(43,095)		(355,629)

Gains from investments, net	1,844	—		1,844
Loss of equity investments	(1,652)	—		(1,652)
Loss on sales of receivables	(37,613)	—		(37,613)
Other, net	9,298	19	(b)	9,317
Interest expense	(516,729)	50,368	(c)	(466,361)
Interest income	35,311	(45	)(b)	35,266

Total other expense	(509,541)	50,342		(459,199)

Loss from continuing operations before income taxes	(822,075)	7,247		(814,828)
Income tax expense	80,082	8,122	(d)	88,204

Loss from continuing operations	$(902,157)	$(875)		$(903,032)

Basic and Diluted Loss per Share (e):
Loss from continuing operations	$(3.07)			$(3.08)

Weighted Average Shares Outstanding (thousands of shares):
Basic and Diluted (e)	293,655			293,655

See notes to unaudited pro forma condensed consolidated financial statements

Reliant Energy, Inc. and Subsidiaries

Unaudited Pro Forma Condensed

Consolidated Statement of Operations

For the Year Ended December 31, 2002

(Thousands of Dollars, except per share amounts)

	Historical (a)	Pro Forma Adjustments for Hydropower Plants		Pro Forma
Revenues	$10,522,978	$(88,617	)(b)	$10,434,361
Trading margins	288,088	—		288,088

Total	10,811,066	(88,617)		10,722,449

Fuel and cost of gas sold	1,088,015	(87	)(b)	1,087,928
Purchased power	7,349,168	—		7,349,168
Accrual for Payment to CenterPoint Energy, Inc.	128,300	—		128,300
Operation and maintenance	968,083	(47,792	)(b)	920,291
Selling and marketing	80,763	—		80,763
Bad debt expense	82,754	—		82,754
Other general and administrative	283,424	—		283,424
Depreciation	316,917	(8,842	)(b)	308,075
Amortization	50,858	(1,278	)(b)	49,580

Total	10,348,282	(57,999)		10,290,283

Operating income	462,784	(30,618)		432,166

Losses from investments, net	(23,100)	—		(23,100)
Income of equity investments	17,836	—		17,836
Loss on sales of receivables	(10,347)	—		(10,347)
Other, net	16,324	(261	)(b)	16,063
Interest expense	(266,962)	34,474	(c)	(232,488)
Interest income	28,023	(538	)(b)	27,485
Interest income – affiliated companies, net	4,754	—		4,754

Total other expense	(233,472)	33,675		(199,797)

Income from continuing operations before income taxes	229,312	3,057		232,369
Income tax expense	106,006	6,740	(d)	112,746

Income from continuing operations	$123,306	$(3,683)		$119,623

Basic Earnings per Share:
Income from continuing operations	$0.43			$0.41

Diluted Earnings per Share:
Income from continuing operations	$0.42			$0.41

Weighted Average Shares Outstanding (thousands of shares):
Basic	289,953			289,953

Diluted	291,480			291,480

See notes to unaudited pro forma condensed consolidated financial statements

Reliant Energy, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated

Financial Statements

(a)	Certain reclassifications have been made to the historical amounts in order to conform to the presentation in our Quarterly Report on Form 10-Q for the period ended June 30, 2004. These reclassifications had no impact on income/loss from continuing operations or net income/loss.
(b)	These pro forma adjustments represent the amounts and/or activities of the operations of our Hydropower Plants for the periods indicated. All intercompany allocations and balances have been excluded from these adjustments.
(c)	Based on the contractual obligation of our subsidiaries to apply the net proceeds from the sale to the prepayment of debt under the Orion New York and Orion MidWest credit facilities, we have reported as discontinued operations (pro forma adjustments) all outstanding debt, interest rate swaps and deferred financing costs, including associated interest, under the Orion New York credit facility. In addition, we have reported as discontinued operations (pro forma adjustments) $482 million and $464 million of outstanding debt under the Orion MidWest credit facility as of December 31, 2003 and 2002, respectively, as well as the associated interest expense for the applicable periods, based on the receipt of $808 million in an estimated aggregate net proceeds from the sale. In connection with the discontinued debt under the Orion MidWest credit facility, we have reported the associated interest expense on the interest rate swaps and deferred financing costs for 2003 and 2002 as discontinued operations (pro forma adjustments).
(d)	Some of the entities sold were limited partnerships, which did not have income tax obligations. The income tax adjustments represent (a) the actual amounts and/or activities incurred by the Hydropower Plants and (b) the related income tax consequences for the parent entities, which were not sold, but for which income tax consequences exist relating to the entities that were sold.
(e)	As we incurred a loss from continuing operations for the applicable period, we do not assume any potentially dilutive shares in the computation of diluted loss per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RELIANT ENERGY, INC.
(Registrant)

Date: September 29, 2004	By:	/s/ Thomas C. Livengood
Thomas C. Livengood
Vice President and Controller